Exhibit 99.1

Contact:	John Leness
General Counsel
253-850-3500

FLOW INTERNATIONAL APPOINTS DOUGLAS FLETCHER VP & CFO

KENT, Wash., October 5, 2005 – Flow International Corporation (Nasdaq: FLOWE), the world’s leading supplier of ultrahigh-pressure waterjet products, today announced the appointment of Douglas P. Fletcher as Vice President and Chief Financial Officer. Fletcher will oversee all of FLOW’s financial functions from the company’s headquarters in Kent, Washington, and report directly to Stephen R. Light, FLOW’s President and Chief Executive Officer. Fletcher joined FLOW on August 16th, 2005, when he was appointed interim CFO.

“We are very pleased to welcome Doug as a full-time member of our executive team,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “Doug is a seasoned executive with a long and impressive record overseeing some large financial organizations. His depth of experience will no doubt make a very positive contribution to FLOW.”

Fletcher has nearly 30 years of experience in finance, strategic planning, and accounting. Before joining FLOW, Fletcher served as CFO of GiftCertificates.com and of eCharge Corporation, both based in Seattle. Prior to that, he held various senior positions in corporate and structured finance, equipment finance, restructuring, and other finance positions with Citibank in New York. He also held several senior finance positions, including Group Controller, with International Paper Company, and served as a Senior Auditor of Price Waterhouse in New York. He has a Bachelors degree in accounting from Ohio University.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2005 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.